This MASTER AGREEMENT entered into as of the 1st day of July, 1996 among

     IAO - Industrie Riunite S.p.A., an Italian corporation with offices at Strada Torino, 23 - BEINASCO (ITALY) represented by Mr. Giovanni Rigamonti

     GALLINO COMPONENTI PLASTICI S.p.A., an Italian corporation with offices at Strada Torino 23, BEINASCO (ITALY) represented by Mr. Giovanni Rigamonti

     CARIFIN S.p.A., an Italian corporation with offices at Via Quintiliano 40 - Milano, represented by Mr. Giovanni Rigamonti

     MACCHI ARTURO S.r.l. - an Italian limited liability company with offices at Via Concordia, 49 - RENATE (ITALY) represented by Mr. Aldo Besozzi

     GRUPPO PLASTICO INDUSTRIALE S.r.l., an Italian limited liability company with offices at Via Mario Leoni, 10 - TORINO (ITALY) represented by Mr. Vittorio Maltempi

     EMILIO CAZZANIGA, an Italian individual, represented by Mr. Ermanno Piana his attorney-in-fact (hereafter jointly referred to as the "VENDORS")

                                    and

     BREED TECHNOLOGIES, INC., a Delaware corporation, with offices at 5300 Old Tampa Highway, Lakeland, FL 33811 - USA represented by Charles J. Speranzella, Jr. (hereinafter referred to as "BREED")

WITNESSETH:

WHEREAS, VENDORS own, directly or indirectly, 100% of the shares or quotas constituting the entire capital of: FAS S.p.A., an Italian corporation with registered office at FERENTINO (Frosinone) Via Asse Attrezzato, 216 (FAS), AUTOAVIO S.r.l., an Italian limited liability company with registered office at GUARDAMIGLIO (Milano), Via (027) maggio, 8 (AUTOAVIO), A.P.CO.-Advanced Plastic Company S.r.l., an Italian limited liability company with registered office at ANAGNI (Frosinone), Via della Riserva I tronco (A.P.CO.), AG INTERNATIONAL S.r.l., an Italian limited liability company with registered office at TORINO, Via Susa, 35 (AG), IRON SUD S.r.l., an Italian corporation with registered office at LIMATOLA (Benevento), Localita Aia Annunziata (IRON SUD), and 51% of the quotas of ARAS S.r.l., an Italian limited liability company with registered office at GIAVENO (Torino), Via Beale, 40 (ARAS), (hereinafter jointly referred to as the "Companies"); the GALLINO trademark, the real property hereafter listed as well as the business and assets constituting the business carried out by GPC; and

WHEREAS, the parties have agreed to enter into a series of agreements whereby, through purchase of GALLINO trademark, business of GCP on a going concern basis, the purchase of shares/quotas of the Companies and the purchase of real property, BREED directly or indirectly through its designee/s (as from time to time identified in the relevant agreements herewith enclosed) will carry out the business previously carried out by GCP and control each of the Companies in the same percentage and/or proportion previously held by the VENDORS;

NOW, THEREFORE, the parties agree as follows:

1. As of the 1st day of July 1996, the parties have entered into this MASTER AGREEMENT.

2.       PRIOR TO CLOSING ACTIONS
2.1 Prior to the Closing, as hereafter defined, the VENDORS have taken or cause to be taken the following actions: 2.1.1 The resignation of the Sole Director of GALLINO PLASTURGIA; 2.1.2 The election of a Sole Director designated by BREED; 2.1.3 The sale to BREED (and/or to its designee) of 100% of the quotas representing the outstanding capital of GALLINO PLASTURGIA S.r.l. (GP) for the purchase price set forth on Exhibit "1" hereto;
         2.1.4 the grant of the Power(s) of Attorney and other corporate actions necessary to sign all required documents, agreements and deeds to be executed at the Closing on behalf of GP, the VENDORS, the Companies or any of them.

3.       CLOSING

3.1 Except for the San Benigno and Renate-Via Concordia 55- property, the conclusion of the transactions provided for or contemplated herein will take place on July 1, 1996 at the offices of Notary Giovanni M. Marocco in Turin, Italy or at such other time and place as the parties may agree in writing (the "Closing"). The closing on San Benigno and Renate properties shall occur by July 31, 1996.

4.       CLOSING ACTIONS

4.1 At the Closing, the VENDORS shall - or shall cause the Companies concerned, through its or their authorized representatives - and BREED and/or its designees shall:

         4.1.1 execute and deliver the Representations and Warranties Agreement in the text annexed hereto as Exhibit "1";
         4.1.2 execute and deliver the Agreement for the sale of GALLINO trademark to GP in the text annexed hereto as Exhibit "3" and pay the purchase price as set forth in the Exhibit "1" hereto;
         4.1.3 execute and deliver the Notarial deed of transfer of the Business of GCP on a going concern basis, in the text annexed hereto as Exhibit "4" and pay the purchase price as set forth in the Exhibit "1" hereto;
         4.1.4 execute and deliver the notarial deeds of transfer of real property hereafter listed and pay the purchase price for each as set forth in the Exhibit "2" hereto. The real property is summarily described in Exhibit "5" hereto. The exact description to be contained in the Notarial Deeds of Transfer shall be prepared by Notary Antonio M. Marocco of Turin;
         4.1.5 execute the agreement of sale of the shares of stock constituting 100% of the capital of IRON SUD and FAS in the text annexed hereto as Exhibit "6" and pay the purchase price for each as set forth in the Exhibit "1" hereto; endorse the share certificates to BREED's designee and record the transfer on the shareholders' registers of IRON SUD and FAS;
         4.1.6 execute and deliver the notarial deeds of transfer of the quotas representing 51% of the capital of ARAS and 100% of the capital of AG, AUTO AVIO and A.P.CO. in the text of Exhibit "7" hereto together with such further documents as may be required by law before the Notary Antonio M. Marocco and pay the purchase price for each as set forth in the Exhibit "1" hereto.

4.2 The real properties to be transferred pursuant to Section 4.1.4 shall be transferred free and clear of all mortgages, liens and encumbrances except for those listed in Exhibit "8".

4.3 With the exception of FAS, the shares and quotas to be transferred pursuant to Sections 4.1.5 and 4.1.6 shall be transferred free and clear of all mortgages, pledges, liens, encumbrances, security interests, charges, claims, restrictions and options.

4.4 The signatures of the Deeds and/or Agreements of Transfer of the shares, quotas, trademarks and real property provided for herein, the payment of the purchase price(s) and the performance of obligations further thereto shall not prejudice or effect the validity and enforceability of any of the provisions of this Agreement and of the Representations and Warranties Agreement executed contemporaneously herewith, all of which will survive the Closing and which will prevail over any of the provisions of said Deeds or Agreements of Transfer.

4.5 The deposit of sixteen billion Lire (Lit.16,000,000,000) made by the Purchaser on May 16, 1996 shall be applied in accordance with Exhibit 4.5.

5.       OTHER ACTS

5.1 Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, consents, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.2 In particular, at or immediately after the Closing, the VENDORS shall cause the Directors and Auditors (if any) of each of the Companies to resign in order to allow the election of new corporate bodies composed by BREED's designees.

5.3 BREED represents to VENDORS that, prior to the execution hereof, it has filed the communication required by law with the Italian Anti-Trust Authority (Autorita Garante della Concorrenza e del Mercato).

         BREED represents to VENDOR that the above mentioned communication has been drafted on the basis of the information made available by each of the parties involved in the transaction. BREED has used its best efforts to prepare the communication in a due and complete form. Nonetheless, the parties acknowledge that the denial of approval by the Italian Anti Trust Authority to the transaction described in the
         Exhibit 1 through 8 hereto, may require the rescission of the transaction. Consequently if the Italian Anti Trust Authority does not approve the transaction as agreed, the parties undertake in good faith to consider and adopt the action required to make it acceptable to the Anti Trust Authority. If however the amendments to the transaction are not agreed upon and/or are not acceptable to the Italian Anti Trust Authority, all the transfers and other obligations will be rescinded with retroactive effect as of the Closing.

5.4 BREED hereby undertakes that within the period of six (6) months following the Closing it shall obtain the release of the guarantees granted by IAO and/or by Rigamonti personally to secure the loan executed between GCP and Cassa di Risparmio di Parma e Piacenza transferred on a going concern basis to GP together with the assets of GCP as described in Exhibit 4 to this Master Agreement.

6.       NON COMPETITION

6.1 After the Closing, the VENDORS shall not compete directly or indirectly with the business carried out by BREED, directly through each of the Companies and/or through GALLINO PLASTURGIA, for the period of five years.

7.       CONFIDENTIALITY

7.1 Neither party to this Agreement will make any public disclosure or publicity release in respect of the subject matter contained herein without the written consent of the other parties until the fulfilment of the Closing Actions provided for in Article 4 above.

8.       GOVERNING LAW

8.1 The laws of Italy shall govern the interpretation, validity and performance of this Agreement. This Agreement has been executed in an English language text. Should a translation hereof or of any Exhibit hereto be prepared and/or executed-also in order to comply with mandatory provisions of the Italian laws-in the Italian language, the English text shall prevail. In case of controversy on the meaning of the Agreement, the Parties shall make reference to the English text in order to interpret the same.

9.       ARBITRATION

9.1 Any dispute arising between the parties in connection with the validity, termination, interpretation or performance of this Agreement shall be submitted to the decision of a Panel of three (3) Arbitrators, which shall decide in accordance with the law ("in via rituale e secondo diritto"). To the ends of arbitration, the VENDORS will constitute a sole party. The party wishing to submit to Arbitration shall appoint its Arbitrator and give notice to the other party of its appointment. Within fifteen (15) days of receipt of this notice, the other party shall appoint its Arbitrator and shall give notice to the first party of its appointment. Within fifteen (15) days of the appointment of the second Arbitrator, the two Arbitrators so appointed shall agree upon the appointment of a third Arbitrator. If no agreement is reached, the third Arbitrator shall be appointed, upon application of the most diligent party, by the President of the Court of Appeal of Milan. Similarly, if the party to whom the notice of the appointment of an Arbitrator has been given does not, in turn, appoint its Arbitrator, said Arbitrator shall also be appointed together with the third Arbitrator by the President of the Court of Appeal of Milan, which will also provide for the substitution of any Arbitrator who dies or resigns. Arbitration shall be conducted in the Italian language and take place in Milan.

10.      NOTICES

10.1 All notices, in connection with this Agreement, shall be dated and in writing, delivered by personal delivery, by registered mail, telegram, telecopier or courier service to the address set forth below or such other address as such party may specify for the purpose by notice to the other.

         Each notice shall be effective when delivered at the following addresses: If to VENDORS:
         IAO INDUSTRIE RIUNITE S.p.A.
         Strada Torino, 23
         BEINASCO

         If to BREED:
         BREED TECHNOLOGIES, INC.
         5300 Old Tampa Highway
         Lakeland, FL 33811 USA

         with a further copy to:
         Bruno R. Pavia, Esq.
         PAVIA e ANSALDO
         Via dell'Annunciata, 7
         20121 Milan, Italy
         Fax: 02 653306

11.      EXPENSES

         11.1 Each party hereto shall pay its legal and other expenses incurred in connection with this Agreement. Notarial fees and expenses shall be for the account of BREED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

BREED TECHNOLOGIES, INC.
By:

IAO INDUSTRIE REUNITE S.p.A.
By:

GALLINO COMPONENTI PLASTICI S.p.A.
By:

CARIFIN S.p.A.
By:

MACCHI ARTURO S.r.l.
By:

GRUPPO PLASTICO INDUSTRIALE S.r.l.
BY: /s/Emilio Cazzaniga
EMILIO CAZZANIGA

LIST OF EXHIBITS

1 (A) Purchase price and (B) application of deposit 2 Representations and Warranties Agreement 3 Sale of GALLINO trademark 4 Deed of sale of GCP's business on a going concern basis 5 Deed of transfer of real properties 6 Deed of transfer of shares of IRON SUD-FAS 7 Deed of transfer of quotas of ARAS, A.G. INTERNATIONAL, AUTO AVIO, A.P.CO. 8 List of mortgages, liens, encumbrances

Exhibit 1

A. PURCHASE PRICE (Net of VAT)

TRANSFER OF GALLINO PLASTURGIA                              Lit      100,000,000
SALE OF GALLINO TRADEMARK                                   Lit    1,000,000,000
GCP BUSINESS ON A GOING CONCERN BASIS                       Lit   38,740,122,642
TRANSFER OF NICHELINO REAL ESTATE                           Lit    9,739,880,000
TRANSFER OF COPIANO REAL ESTATE                             Lit    6,075,600,000
TRANSFER OF RIVALTA REAL ESTATE                             Lit   10,448,800,000
TRANSFER OF RENATE, via Concordia 55                        Lit    3,544,380,000
TRANSFER OF RENATE, via Concordia 49                        Lit    2,710,300,000
TRANSFER OF SAN BENIGNO, via Concordia 49                   Lit   13,571,400,000
TRANSFER OF APCO QUOTAS, via Concordia 49                   Lit   16,500,000,000
TRANSFER OF FAS SHARES, via Concordia 49                    Lit   11,500,000,000
TRANSFER OF IRON SUD, via Concordia 49                      Lit    3,400,000,000
TRANSFER OF AG QUOTAS, via Concordia 49                     Lit   15,500,000,000
TRANSFER OF ARAS, via Concordia 49                          Lit      100,000,000
TRANSFER OF AUTOAVIO, via Concordia 49                      Lit      100,000,000
                                                            --------------------

                                                            Lit

B. APPLICATION OF Lit 16,000,000,000 DEPOSIT

SALE OF GALLINO TRADEMARK                                   Lit    1,190,000,000
TRANSFER OF IRON SUD SHARES                                 Lit    3,400,000,000
TRANSFER OF SAN BENIGNO REAL ESTATE                         Lit    5,229,497,600
TRANSFER OF NICHELINO                                       Lit    1,850,577,200
TRANSFER OF COPIANO                                         Lit    1,154,364,000
TRANSFER OF RIVALTA                                         Lit    1,985,272,000
TRANSFER OF RENATE, via Concordia 49                        Lit      514,957,000
TRANSFER OF RENATE, via Concordia 55                        Lit      675,332,200
                                                           --------------------

                                                            Lit   16,000,000,000

ACQUISITION OF GALLINO GROUP OF COMPANIES

DETERMINATION OF PURCHASE PRICE-REAL ESTATE
(Amounts in Lire)


                       Purchase Price      Less Mortgage           :equals Net Proceeds
Rivalta                    10,448,800,000                     0        10,448,800,000
Renate (Macchi)             3,554,380,000       (2,213,000,000)         1,341,380,000
Renate (GCP)                2,710,300,000                     0         2,710,300,000
Nichelino                   9,739,880,000       (4,726,000,000)         5,013,880,000
Copiano                     6,075,600,000       (4,571,000,000)         1,504,600,000
San Benigno                13,571,400,000                     0        13,571,400,000
Total-Real Estate          46,100,360,000       (11,510,000,000        34,590,360,000

DETERMINATION OF PURCHASE PRICE-SIX SISTER COMPANIES
(In billions of Lire)

                  A             B            C             D                                                           E
                    12/31/95     Appraised     12/31/95     Market in     Appraised     12/31/95      Market in        Total
                   Equity of       Value         Book       excess of       Value         Book value  Excess of        Value
                    Company         Real      value real      NBV-RE         M&E          M&E          NBV-M&E       (Rounded)
                                   Estate       estate         (B-C)                                    (B-C)           (A+D)
APCO                      10.7          10.2           4.8          5.3          17.2         16.8             0.4           16.5
FAS                       10.3           6.3           7.0        (0.6)          10.6          8.8             1.9           11.5
FAS Rome                   0.0           0.0           0.0          0.0           0.0          0.0             0.0            0.0
Total FAS                 10.3           6.3           7.0        (0.6)          10.6          8.8             1.9           11.5

IRON SUD                   3.9           2.4           1.3          1.1           4.1          5.7           (1.6)            3.4
AG INTER.                  7.8           N/A           N/A          0.0           8.7          1.0             7.7           15.5
ARAS                       0.1           N/A           N/A          0.0           N/A          N/A             0.0            0.1
AUTO AVIO                  0.1           N/A           N/A          0.0           N/A          N/A             0.0            0.1
TOTALS                    32.9          18.9          13.1          5.8          40.6         32.2             8.4           47.1

GOING-CONCERN BUSINESS OF GALLINO COMPONENTI PLASTICI, S.p.A. ("GCP")
                                                           Value

Description of GCP Assets Acquired             In Lire             In US$   Comments
Inventory                                   33,684,324,746       21,872,938 Capped at Lit 35 Billion-Final value determined by audit
Gallino M&E (Rivalta, Nichelino HQ)         27,837,400,000       18,076,234 Advanced values-AA
GPI M&E (S Ben, Copiano, Grugliasco)        40,484,800,000       26,288,831 Final value determined by appraisal
Additional Fixed asset Purchases             3,407,257,000        2,212,505 Capped at Lit. 8 Billion-Final value determined by audit
Other                                        1,929,091,257        1,252,657 INAIL, Employee advance, prepaid INAIL, supplier advance
Provision                                 (10,843,060,000)      (7,040,948)
Macchi Machinery and Equipment               4,720,500,000        3,065,260 Appraised-AA
Goodwill                                     5,000,000,000        3,246,753
Intellectual Property                        1,000,000,000          649,351
                                     --------------------- ----------------
Total Assets                               107,220,313,003      $69,623,580


Value as of 5/31/96

Less Specific Liabilities Assumed:             In Lire             In US$
Accrued INAIL                                 (503,248,587)        (326,785) Advances to employees
TFR and other personnel liabilities        (33,059,593,688)      21,467,269) Final value determined by audit
Cassa di Risparmio                         (33,465,863,014)     (21,731,080) Final value determined by audit
Sabatini loan                               (1,451,485,072)        (942,523) Final value determined by audit
                              ----------------------------- ------------------------
Total Liabilities Assumed                  (68,480,190,361)     (44,467,656)
                              ----------------------------- ------------------------
Net Purchase Price                           38,740,122,642     $25,155,924
                              ............................. ........................

Exchange Rate (Lit./US$)            1,540

EXHIBIT 2

REPRESENTATIONS AND WARRANTIES AGREEMENT

This REPRESENTATIONS AND WARRANTIES AGREEMENT (the "Agreement") entered into as of July 1st, 1996 among:

Breed Technologies,  Inc., a Delaware corporation, with principal office at 5300
Old  Tampa  Highway,   Lakeland,  FL  33807-3050,   represented  by  Charles  J.
Speranzella Jr. (hereinafter "Breed")

Gallino Plasturgia Srl, an Italian corporation with principal office at Strada Torino 23, Beinasco, represented by Charles J. Speranzella Jr. (herinafter "Gallino")

(Jointly the "Purchaser")
                                                     -on one part-
                                      and

IAO-Industrie Riunite SpA, an Italian corporation with registered office at Strada Torino 23, 10092 Beinasco (To), represented by Mr. Giovanni Rigamonti ("IAO");

Gallino Componenti Plastici SpA, an Italian corporation with registered office at Strada Torino 23, 10092 Beinasco (To), represented by Mr. Giovanni Rigamonti ("GCP")

Carifin SpA, an Italian corporation with registed office at vai Quintiliano 40 Milano represented by Mr. Giovanni Rigamonti ("Carifin")

Gruppo Plastico Industriale Srl, an Italian limited liability company with registered office at via Mario Leoni, 10 Torino, represented by Mr. Vittorio Maltempi ("GPI")

Emilio Cazzaniga, represented by Mr. Ermanno Piana ("EC")

Macchi Arturo Srl, an Italian limited liability company with registered office at via Concordia 49 Renate (Milano), represented by Mr. Aldo Besozzi ("Macchi")

Giovanni Rigamonti ("GR", as a guarantor (collectively, the "Sellers")

                               -on the other part-

WHEREAS, IAO owns the 99% of the capital of GCP, while the remaining 1% is owned by Carifin; and

WHEREAS, IAO, directly or indirectly, controls the Sellers; and

WHEREAS, pursuant to a certain Master Agreement, entered into as of July 1, 1996 (the "Master

Agreement"), the Purchaser will purchase on a going concern basis from GCP certain assets and assume certain liabilities of the business carried out by GCP; and

WHEREAS, pursuant to the Master Agreement, Purchaser's designated subsidiary will purchase the shares of stock constituting 100% of the capital of FAS SpA, an Italian stock corporation with registered office at via Asse Attrezzato 216 - Ferentino (Frosinone) ("FAS") and Iron Sud SpA, an Italian stock corporation with registered office at Localita Aia Annunziata - Limatola (Benevento) ("Iron Sud") (the "Companies"); and

WHEREAS, pursuant to the Master Agreement, Purchaser's designated subsidiary will purchase the quotas representing 51% of the capital of ARAS Srl, an Italian limited liability company with registered office at via Beale 40 - Giaveno (Torino) ("ARAS") and quotas representing 100% of the capital of AG International Srl, an Italian limited liability company with registered office at via Susa 35 - Torino ("AG"), AutoAvio Srl, an Italian limited liability company with registered office at via 1 maggio 8 - Guardamiglio (Milano) ("Auto Avio") and A.P. CO. - Advanced Plastic Company Srl, an Italian limited liability company with registered office at via della Riserva I tronco - Anagni (Frosinone) ("A.P. CO.") (the "Limited Liability Companies") ; and

WHEREAS, pursuant to the Master Agreement, Purchaser's designated subsidiaries will purchase real property owned by Sellers located at Rivalta, Renate, Nichelino Copiano and San Benigno; and

WHEREAS, in the absence of audited financial statements or due diligence reports and to induce Purchaser to enter into the Master Agreement and to perform the obligations provided for thereunder, including the payment of the purchase price as set forth in Exhibit "1" to the Master Agreement, each of the Sellers, jointly and severally represent and warrant to the Purchaser and agree with the Purchaser as follows:

1.1      Organization and Good Standing
         Each of the Sellers, except for EC and Gr, is a corporation, duly organized, validity existing, and in good standing under the laws of Italy.

     1.2 Except as set forth in Exhibit 1.2 hereto, each of the Sellers has all requisite corporate power and authority to enter into and deliver the Master Agreement and this Agreement and to consummate the transactions completed thereunder . The execution, delivery and performance by Sellers of the Master Agreement and this Agreement , the transfer of Real Property, the Sale of the Business of GCP on a Going Concern Basis, the transfer of the Shares of the Companies and of the Quotas of the Limited Liability Companies will not result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Sellers or any agreement or instrument to which Sellers are a party or by which Sellers or their properties are bound or any statute, rule, regulation or judgement, injunction, order or decree of any court, governmental or administrative agency to which Sellers or their assets or property are subject, or require the obtaining by Sellers of any consent, approval, authorization, permit or license from, or filling with, any governmental or administrative authority or other person. The Master Agreement, the agreements, deeds and transfers executed thereunder and this Agreement constitute the legal, valid and binding obligation of Sellers, enforceable in accordance with their terms.

1.3      Litigation
         Except as set forth in Exhibit 1.3 hereto, no action or proceeding is pending or threatened by any court, tribunal or governmental body, and no claim or demand has been made against Sellers seeking to restrain or prohibit or to obtain substantial damages or other relief in connection with the consummation of the transactions contemplated hereby.

1.4      Existence of Good Standing
         Each of the Companies and the Limited Liability Companies is a corporation, duly organized, validity existing, and in good standing under the laws of Italy.

1.5      Authority ; No Conflict
         Except as set forth in Exhibit 1.5 hereto, each of the Companies and the Limited Liability Companies and GCP has all requisite corporate power and authority to: (a) own, lease or operate its properties and assets and to carry on its businesses as presently conducted; (b) enter into and deliver the Master Agreement and this Agreement; and (c) consummate the transactions contemplated therein and therein including, without limitation, to sell and transfer the Shares and Quotas, the Real Property to Purchaser and its designee, as well as transfer to Purchaser the business of GCP on a going concern basis. The execution, delivery and performance of such transfers will not result in a breach or violation of, or a default under, the certificate of incorporation or by-laws of either of the Companies, the Limited Liability Companies or GCP or any agreement or instrument to which any of them are their properties are bound, result in the acceleration of , or cause them to become obligated to repay or prepay any obligations or claims which otherwise are not now due and owing , or violate or breach any statute, rule, regulation or judgement, injunction, order or decree of any court or governmental or administrative agency to which any of them or their assets or properties is subject , nor require the obtaining by any such party of any consent, approval, authorization, permit or license from, or filing with, any governmental or administrative authority or other person except for the Anti Trust communication performed by the Purchaser.

1.6      Corporate Action
         Each of the Sellers has, in accordance with Italian Law taken all corporate action necessary to propose and resolve the transfer of the Shares, Quotas and Real Property contemplated hereby and by the Master Agreement, as well as the transfer of business of GCP on a going concern basis; each of the Sellers has duly waived its respective preemptive rights (if any) to purchase.

1.7      Capitalization
         Except as set forth in Exhibit 1.7 hereto, there are nooutstanding resolutions of Shareholders' or Quotaholders' Meetings of the Companies or the Limited Liability Companies authorizing the increase of capital or issuance of any class of Shares or

          Quotas. All of the Shares and Quotas are duly authorized, validly issued and fully paid, and are free and clear of any pledge, burden or enforcement proceeding.

1.8      Option and Other Share Rights
         (a) There are no existing options, warrants, calls, commitments, agreements or rights requiring, nor any convertible or exchangeable Shares, Quotas, bonds or debentures outstanding which, upon exercise or conversion, would require the issuance or sale of any additional Shares of the Companies' stock or Quotas of the Limited Liability Companies or any securities convertible into capital or the purchase, return or redemption of capital or other securities;
         (b) there are no existing subscription or preemptive rights affecting or relating to the capital stock of the Companies or Quotas of the Limited Liability Companies or, to the extent such preemptive rights exist in connection herewith, the same have been waived, relinquished or not exercised.

1.9      Compliance with Organizational Documents, Laws and Contracts
         Except as set forth in Exhibit 1.9 hereto, none of the Sellers, the Companies or the Limited Liability Companies is in violation of its certificate or articles of incorporation or by-laws, or other organizational documents, or of any law, ordinance, administrative or governmental rule or regulation applicable to either of them or of any decree of any court or governmental agency or body having jurisdiction over them, or in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note, or any other evidence of indebtedness, including short term and medium term loan agreements, contracts for the sale of goods, or in any material agreements, including, without limitation, any contracts for the sale of goods pursuant to Law No. 1329 of November 28, 1965, as amended (the "Sabatini Law")' or customer or supplier contracts, indentures, leases or other instruments to which either of them is a party or by which either of them or any of their respective properties may be bound. All loan payments, debt and contract obligations are current and are being paid in a timely manner, before default, in the ordinary course of business.

1.10     Title to Assets
         Except as set forth in Exhibit 1.10 hereto, the Companies, the Limited Liability Companies and GCP have good and marketable title to the property and assets owned by them, as shown on their respective Financial Statements as at December 31, 1995, free and clear of all pledges , liens, burdens or enforcement proceedings, and except for property and assets which may have been disposed of by them in the ordinary course of business since the date of their respective Financial Statements.

1.11     Financial Statements
         The Financial Statements of the Companies and the Limited Liability Companies as at December 31, 1995 enclosed hereto as Exhibits 1.11 a, b, c, d, e and f have been prepared in accordance with generally accepted Italian accounting principles consistently applied. They are true, complete and correct in all material respects and fairly represent the properties, assets, liabilities, financial position and results of operations for the period stated. There are no facts, circumstances or conditions that will give rise to a liability or obligation of any kind and nature whatsoever which is not reflected or disclosed in the Financial Statements.

          1.12 Events Subsequent to December 31, 1995 Since December 31, 1995 and through the date hereof, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of the Companies, the Limited Liability Companies and/or GCP. Without limiting the generality of the foregoing, except in connection with effecting the transactions contemplated by the Master Agreement and this Agreement, since that date, the Companies, the Limited Liability Companies and/or GCP have not: (a) relocated, removed from their facilities, disposed of, sold , leased, transferred or assigned any of their assets, tangible or intangible, other than in the ordinary course of business; (b) entered into any agreement, contract or lease (or series of related agreements, contracts, leases and licenses) outside the ordinary course of business; (c) accelerated, terminated, modified or canceled in any respect any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than Lit 100,000,000 to which they are a party or by which they are bound, except in the ordinary course of business; (d) voluntarily attached or voluntarily permitted any pledge, lien, burden or enforcement proceeding to be attached to any of its properties or assets, tangi- ble or intangible; (e) made any capital expenditure (or series of related capital expenditures) since May 16, 1996 either involving more than Lit. 150,000,000 or outside the ordinary course of business; (f) delayed or postponed the payment of any accounts payable or other liabilities outside the ordinary course of business; (g) experienced any material damage, destruction or loss (whether or not covered by insurance), on any of its properties or assets, including any of its manufacturing facilities, in excess of Lit. 150,000,000; (h) entered into any new agreements with its employees, written or oral, or modified the terms of any such existing contract or agreement in any material respect, outside the ordinary course of business; (i) granted any increase in the base compensation or benefits of any of its employees outside the ordinary course of business; (k) (i) depleted its inventory of raw materials or supplies below normal operating levels (ii) intentionally increased the volume, outside the ordinary course of business, of such raw materials or supplies, or (iii) built up its inventory of finished goods from normal operating levels; (l) to the present knowledge of the Sellers there has not been any other material occurrence, event, incident, action, failure to act or transaction outside of the ordinary course of business which had, or is reasonably likely to have, a material adverse effect on the Companies, the Limited Liability Companies and /or GCP; (m) resolved to pay or have paid dividends or any other distribution to their shareholders or quotaholders; (n) booked any accounts receivable for which the revenue has not been realised or properties have not been sold or shipped.

1.13     Undisclosed Contingent Liabilities
         None of the Companies , the Limited Liability Companies nor GCP has any liability which would be required to be set forth in a balance sheet prepared in accordance with generally accepted Italian accounting principles consistently applied, including a liability for taxes, except for (a) liabilities set forth on the face of the balance sheets as of December 31, 1995 and (b) liabilities which have arisen after December 31, 1995 in the ordinary course of business, and none of which result from, arise out of, relate to, is in the nature of , or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law. None of the Companies , the Limited Liability Companies nor GCP have any contingent liabilities or claims, including, without limitation, any arising out of or resulting from the sale or purchase of any business or interest in any business previously owned and sold, or not owned but acquired, by any of them. None of them has incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to them and there has not been any change in the capital stock or material increase in the short-term or long-term debt of the Companies or the Limited Liability Companies or any material adverse change, or a development involving, or which may be reasonably expected to involve, a prospective material adverse change in their condition, financial or otherwise, business, net worth or results of operations. None of them are parties to any contracts, agreements or arrangements in which they reasonably expect or anticipate they will suffer pecuniary loss, damages, or a diminution in value, or from which it can reasonably be expected that any of the foregoing shall result.

1.14     Broker's Fees
         Neither the Purchaser or the Sellers has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Master Agreement and this Agreement.

          1.15  Intellectual  Property



          (a) The Companies, the Limited Liability Companies and the business of GCP own or have the right to use, pursuant to license, sublicense, agreement or permission, all intellectual property (which includes all patents, trademarks, copyrights, trade secrets and other proprietary rights) reasonably necessary for the operation of their business as presently conducted. All intellectual property owned or used by them immediately prior to the date hereof will be available for use immediately hereafter on identical terms and conditions and there is not now asserted any charge, complaint or claim alleging that any of them interferes with, infringes upon or has misappropriated any third party rights in any intellectual property.


          (b) The List attached as Exhibit 1.15 hereto identifies each patent, design patent or trademark which has been used or registered in the name of the Companies, the Limited Liability Companies and/or GCP, and identifies each license, agreement or other permission which either of them has granted to any third party with respect to any of its intellectual property.

          (c) No third party has interfered with, infringed upon or misappropriated any intellectual property rights of the Companies, the Limited Liability Companies and/or GCP in any material respect and , to the Seller's knowledge, the Companies, the Limited Liability Companies and/or GCP have not interfered with, infringed upon or misappropriated any intellectual property rights of any third parties.

1.16     Condition of Tangible Assets
         As of the date hereof, substantially all of the assets of the Companies, the Limited Liability Companies and/or GCP, including both tangible and intangible, are in good operating condition and repair, subject to normal wear and tear and are usable in the regular and ordinary course of business as presently conducted.

1.17     Tax Matters

          (a) The Companies  and/or the Limited  Liability  Companies have filed all of the tax returns required to be filed by them. All such tax returns were correct and complete in all respects. All taxes owed by them as shown on said tax returns have been paid or accrued on their books. None of them currently is the beneficiary of any extension of time within which to file income tax returns. No claim has been asserted by any authority in any jurisdiction where any of them has not filed tax returns that it is subject to taxation by that jurisdiction. There are no pledges, liens or encumbrances on any of the assets of the Companies or the Limited Liability Companies imposed in connection with any failure, or alleged failure, to pay any tax.

          (b) The Companies and the Limited Liability Companies have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, consultant, creditor, stockholder or other third party.

          (c) No authority is expected to asses any additional taxes for any period for which income tax returns have been filed previously. There is no dispute or claim concerning any tax liability for either of the Companies and the Limited Liability Companies, either (i) claimed or raised by any authority in writing, or (ii) based upon personal contact with any agent of such authority. The Sellers have delivered to Breed correct and complete copies of all income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Companies and the Limited Liability Companies since 1994. (d) The Companies and the Limited Liability Companies have not waived any statute of limitation in respect of taxes or agreed to an extension of time with respect to income tax assessments or deficiencies.

          (e) The unpaid income taxes of the Companies and the Limited Liability Companies for the year ending December 31, 1995, did not exceed the reserve for tax liability.

          (f) Subject to acceptance of tax returns as filed, all tax losses as shown on each of the Companies' and the Limited Liability Companies' most recent tax returns can be carried forward to their current or subsequent fiscal years and can be utilized to offset future gains, in accordance with applicable laws.

1.18     Material Contracts
         Except as set forth in Exhibit 1.18 hereto, none of the Companies, the Limited Liability Companies and/or GCP is bound by (a) any material leases, (b) any material agreement, contract or commitment relating to the employment of any person, (c) any agreement , contract or commitment limiting the freedom of them to engage in any line of business or to compete with any other person, (d) any agreement, contract or commitment not entered into in the ordinary course of business which involves payment of Lit. 150,000,000 or more in any calendar year and is not cancelable without penalty within 30 days, (e) any intercompany agreements with related parties, including any of their affiliates, subsidiaries or shareholders, or (f) any contract with a customer where the price charged for its product sold is fixed, either absolutely or by a specific formula, for a period of six months or longer. Neither of the Companies, the Limited Liability Companies nor GCP has violated any term or condition of any material contract or agreement in any material respect . Contracts made in the ordinary course of business involving an obligation or commitment of less than Lit. 150,000,000 in any calendar year shall be deemed not to be material for purposes of this section. The Sellers, the Companies, the Limited Liability Companies and/or GCP have obtained all the consents coming from third parties as to the transfer to the Purchaser of Shares and quotas, real property, business relationships and agreements transferred pursuant to the Master Agreement.

1.19     Inventory
         All inventory of each of the Companies, the Limited Liability Companies and/or GCP is accounted for or stated in the Companies' Financial Statements, and as to GCP, on the list attached to the Deed of Transfer of Business on a going concern basis in accordance with the generally accepted U.S. accounting principles. All of the inventory of each of them consists of readily merchantable and saleable goods and products which are in conformity with existing industry standards for quality; is not in obsolete, slow moving unsaleable or unusable condition; is valued at reasonable amounts based on the ordinary course of business during the past six months; and is not subject to any write down or write off.

1.20     Notes and Accounts Receivable
         All notes and accounts receivable of the Companies and the Limited Liability Companies are accounted for or stated on the Companies' Financial Statements, in accordance with generally accepted Italian accounting principles consistently applied. The accounts receivable of each of the Companies and the Limited Liability Companies are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses or counterclaims; and are collectible after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Financial Statement, the recorded allowance for collection losses thereon. The allowance for collection losses on the Financial Statements has been determined in accordance with generally accepted Italian accounting principles.

1.21     Illegal Payments or Arrangements
         None of the Companies, the Limited Liability Companies or GCP nor any employee or agent has made any payments or received or retained any funds in violation of any law, rule or regulation, and none of the Companies, the Limited Liability Companies or GCP has entered into any illegal or unauthorized contractual arrangements or agreements or is a party to any criminal litigation.

1.22     Permits and Licenses
         Each of the Companies, the Limited Liability Companies and GCP has such permits, licenses, franchises and authorizations from governmental of regulatory authorities ("Permits") as are necessary to own their respective properties and to conduct their business in the ordinary course, except where the failure to have any such permit would not have a material adverse effect on the condition (financial or otherwise) , business, properties, net worth or results of operations of the Companies, of the Limited Liability Companies an/or GCP; each of them has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows , or after notice or lapse of time would allow, revocation or termination thereof or results in any material impairment of the rights of the holder of any such Permits and no such Permits contain any restrictions that are materially burdensome to any of the Companies, the Limited Liability Companies and/or GCP.

1.23     Financial Condition of the Companies
         The Companies, the Limited Liability Companies and/or GCP are solvent and, prior hereto, have not commenced bankruptcy or other insolvency proceedings, either voluntarily or involuntarily, under any applicable Italian law or procedures. With the exception of AUTO AVIO, the Sellers do not expect the Companies and/or the Limited Liability Companies to need additional capital to meet their operational needs or financial requirements now or for the foreseeable future. The Sellers do not intend or anticipate causing the Companies, the Limited Liability Compaies and/or GCP to commence or file bankruptcy or other insolvency proceedings and no creditor has threatened to commence such proceedings against any of them.

1.24     Environmental Health and Safety Laws
         Except as set forth in Exhibit 1.24 hereto, the Companies, the Limited Liability Companies and/or GCP:

          (a) are in substantial compliance with any and all applicable EC, Italian governmental, regional, provincial and municipal laws and regulations relating to the protection of human health and safety, to the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws") and there is no soil or ground water contamination at any of their sites;

          (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws including, without limitation, certificates of fire and accident prevention;

         (c) are in compliance with the terms and conditions of any such permit, license or approval, except where such noncompliance with the terms and conditions of such permits, licenses or approvals, will not, singularly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, properties, net worth or operations of either of the Companies or the Limited Liability Companies; and

               (d) are not required to make any further significant interventions to abate or correct any environmental conditions or to bring their facilities or properties into substantial compliance with any applicable laws and regulations relating to Environmental Laws, and are not the subject of any open claims being asserted by USSL, the regional health authority. The associated costs and liabilities to the Companies, the Limited Liability Companies and/or GCP(including, without limitation, any capital or operating expenditure for interventions required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or any related constraints on operating activities and potential liabilities to third parties) do not, singularly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, properties, net worth or results of their operations taken as a whole.

1.25     Litigation

               Except as set forth in Exhibit 1.25, the Companies, the Limited Liability Companies and/or GCP:

              (a) are not  subject to any  outstanding  injunction,  judgement, order, decree or ruling;

               (b) are not a party to , or threatened to be made a party to, any action, suit , proceeding, hearing, investigation of, in or before any court or judicial or administrative agency or any regional, local or municipal jurisdiction or before any arbitrator; or are a party, or threatened to be made party to, any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against either of them arising out of any injuries to individuals or property as a result of the ownership, possession or use of a product manufactured, sold, leased, distributed or delivered by any of them. The potential risk or liability that could result to the Companies, the Limited Liability Companies and/or GCP from each of the claims disclosed in Exhibit 1.25 has been accurately estimated by the Companies , the losses therefrom, if adversely determined, would not exceed such estimates. The losses therefrom, if adversely determined would have a material adverse affect on their business, financial condition, operation or results of operations.

1.26     Product Warranty
         Each product manufactured ,sold leased or delivered by the Companies, the Limited Liability Companies and/or GCP is in conformity with applicable contractual commitments and all express and implied warranties, and none of them has any liability for recall, replacement or repair thereof or other damages in connections therewith, subject only to the reserve for product warranty claims.

1.27     Product Liability
         None of the Companies, the Limited Liability Companies nor GCP has any liability arising out of any injury to any individual or property as a result of the ownership, possession or use of any of the products manufactured, sold, leased or delivered by any of them prior to the date hereof.

1.28     Employee Claims
         Except as set forth in Exhibit 1.28 hereto, there are no collective bargaining agreements or labor agreements to which any of the Companies, the Limited Liability Companies and/or GCP is a party, covering any of their employees. None of them has any strikes, discrimination claims, retaliatory discharge claims, sexual harassment claims, claims of unfair labor practices, collective bargaining disputes, unpaid wage claims or other labor/employee disputes pending against them in any court administrative agency.

1.29     Insurance
         Each of the Companies, the Limited Liability Companies and/or GCP has in place and is maintaining in effect policies of insurance protecting their interests and their properties as is customary for like similar businesses. Without limiting the generality of the foregoing, they have in effect, and shall continue to have in effect through the Closing, the policies set forth in Exhibit 1.29.

         Upon request, each of the Companies, the Limited Liability Companies and/or GCP shall furnish Purchaser, at the Closing, copies of such policies or certificates of insurance evidencing the existence and continuation of such insurance coverage to and through the Closing.

               1.30 Real Estate,  Leases

               (a) Except as disclosed in the December 31, 1995 Financial Statements, with respect to each parcel of real property transferred pursuant to the Master Agreement: (i) the Sellers have good and marketable title to such real property, free and clear of any mortgage, pledge, lien, burden or enforcement proceeding, easement, covenant or other restriction, and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, marketability of title, of the property subject thereto; (ii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right to use or occupy any portion of the real property; (iii) there are no outstanding options or rights of first refusal to purchase the real property, or any portion thereof or interest therein; and (iv) there are no parties (other than the Companies, the Limited Liability Companies and/or GCP) in possession of the real property.


                    (b) The Companies, the Limited Liability Companies and/or GCP are parties to various leases and subleases. With respect to each such lease and sublease: (i) such lease or sublease is valid, legal, binding, enforceable and in full force and effect; and (ii) all facilities leased or subleased thereby are supplied with such utilities and other services as are necessary for the proper operation and use of said facilities.

1.31     Employment
         The Sellers have delivered to Purchaser a full list of names of all of the Companies', the Limited Liability Companies' and/or GCP's employees, with their employment level, personal code , date of birth, date of commencement of employment, and current compensation. - There is no agreement or arrangement with respect to cessation of employment or retirement;
         - there are no amounts owing to any present or former employee other than renumeration accrued due or for reimbursement of business expenses other then those recorded in the books of account;
         - the Companies, the Limited Liability Companies and/or GCP have at all times complied in all material respects with all regulations relating to workers' representatives, trade union representatives, health and security committee and the Italian local health authorities;
         - there are no disputes or judicial proceedings or claims pending or threatened against the Companies, the Limited Liability Companies and/or GCP concerning employment, service or consultancy agreements, the breach or termination thereof and/or the right to be on the payroll of the Companies, the Limited Liability Companies and/or GCP;
         - all social security contributions due pursuant to the law and the terms of employment have been paid and fully cover the pension contributions to which the employees are entitled, based on their services. The Companies, the Limited Liability Companies and/or GCP have duly made all other contributions required by law to be paid on behalf of their employees;
         - the Companies, the Limited Liability Companies and/or GCP have received no notice of assessment or proposed assessment of any additional pension or social security contributions;
         - the termination reserve ('TFR") accrued for employees fully cover their obligations under Italian law to the date hereof.

1.32     Cassa integrazione guadagni
         The Sellers have filed a request for the grant to GCP of the benefits of temporary suspension (Cassa integrazione guadagni) for ___ employees as set forth in Exhibit 1.32 hereto. The benefit applied for will be granted and there shall be no prejudice to Purchaser by reason of the application or of its denial. Consequently, all costs and negative consequences resulting from the filing of the application as well as to its denial for the period ending June 30, 1996 shall be exclusively borne by the Sellers.

2.       Disclosure
         The representations and warranties contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in the Master Agreement and in this Agreement not misleading.

3.       Purchase Price

3.1 The purchase price of the Companies and the Limited Liability Companies was arrived at by adding or reducing to the Equity as of December 31, 1995 of each the excess or deficiency (if any) of the Appraised Value of the tangible fixed assets owned by it as regards the book value of the tangible fixed assets. The Equity as listed in Exhibit 3.1 hereto are true and correct and calculated in accordance with Italian Generally Accepted Accounting Principles. Since December 31, 1995 there has been no reduction in excess of five percent ( 5%) of the Aggregate Equity.

3.2 The parties agree that upon determination of the final equity, excluding intangibles and fixed assets, as of June 30, 1996 as determined by audit in accordance with Italian generally accepted accounting principles (Italian GAAP), the net purchase price may be negatively adjusted if the fiscal equity is reduced in excess of five per cent (5%) as set forth in 3.1

3.3 The Business transferred on a going concern basis, pursuant to the Deed of Sale of Business on a going concern basis, include all the assets necessary for the continuing operation of the Business in the same manner as previously conducted.

4.       INDEMNIFICATION
4.1      General Indemnity
         Except for EC and CARIFIN who shall warrant and indemnify the Purchaser within the limit of their pro-rata participation respectively into FAS and AUTO AVIO, each of the Sellers, jointly and severally, (the "Indemnifying Party") shall indemnify, defend and hold harmless the Purchaser (the "Indemnified Party") and all of their respective affiliates, officers, directors, employees and shareholders (
         collectively "Indemnified Persons") from, and will pay to them the amount of any claim, liability, obligation, loss, damage, assessment, judgement, cost and expense (including, without limitation, reasonable attorney fees and accountant fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, arbitration or claim, action, suit, proceedings or demand) of any kind or character (and without giving effect to any tax benefit to the Indemnified Party) arising out of or in any manner incident, relating or attributable to (a) any inaccuracy in any representation or breach of any warranty of the Indemnifying Party contained in this Agreement, or (b) any failure by the Indemnifying Party to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by such party under the Master Agreement and this Agreement.

4.2 Sellers will have no liability for indemnification until the total amount of claims exceed one hundred million Lire (Lit. 100,000,000) for each sales or transfer provided for in article 4 of the Master Agreement.

4.3      Guarantee
         The total amount of indemnification pursuant to article 4 shall not exceed the sum of twenty-five billion Lire (Lit. 25,000,000,000). However, Sellers and Purchaser agree that a special reserve of ten billion eight hundred and forty-three million sixty thousand Lire (Lit.10,843,060,000) has been established. They further agree that any claims made in accordance with 4.1 and 4.2 above shall be deducted from the reserve until the reserve is totally depleted. Also, the parties agree that, in the event that the Purchaser obtains an Italian government subsidy under an application filed 28 November 1990 deliberazione n' 7143, such subsidy amount will be applied to any claims made in excess of the special reserve. All claims in excess of the amounts of the special reserve and subsidy (if received ) shall be promptly paid by the Sellers within thirty (30) days of written demand. The Seller shall have the right to participate in the defense, settlement and remediation of all claims at the Sellers' expense.

4.5      Survival of Indemnification
         The indemnity obligation contained in Article 4, hereof shall remain operative and in full force and effect regardless of (a) the termination or expiration of this Agreement, (b) any investigation made by or on behalf of or knowledge held by, any indemnified person, and
         (c) the consummation of the transactions contemplated hereby provided, however, that claims for indemnification shall be made by notice not later than December 31, 2001 for matters of a tax nature and not later than five years from the date hereof for all other claims.

4.6      Cooperation
         The Sellers and the Indemnified Party will, upon reasonable request and at the expense of the Indemnifying Party, cooperate with the
         Indemnified Party in the defense of any matter asserted by a third party which may give rise to a claim for indemnification.

5.       REPRESENTATION AND WARRANTIES OF PURCHASER
         Each of the Purchaser, jointly and severally, represent and warrant and agree with the Sellers as follows:

5.1      Organization and Good Standing
         Each of the Purchaser is a corporation duly organized, validly existing and in good standing under the law of their State of occupation. Each of the Purchaser has all requisite corporate power and authority to enter into and deliver the Master Agreement and this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by the Purchaser of the Master Agreement, this Agreement, the purchase of Real Property, the purchase of the Business of GCP on a Going Concern Basis, the transfer of the shares of the Companies and of the quotas of the Limited Liability Companies will not result in a breach or a violation of or a default under, the certificate of incorporation or By-Laws of the Purchaser or any agreement or instrument by which they or their properties are bound or any statement, rule, regulation or judgement, injunction, order or decree of any court, governmental or administrative agency to which Purchaser or their assets or property are subject or require the obtaining of any consent, approval or authorization, permit or license from or filing with, any governmental administrative authority or any other person. The Master Agreement, the agreements, deeds and transfers executed thereunder and this Agreement constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

5.2      Relationships with the Employees
         In connection with the purchase on a going concern basis from GCP as per the deed of sale annexed as Exhibit 4 to the Master Agreement, in the event that all or some of the employees - whose Employment contracts are transferred together with the GCP Business under the terms of the mentioned sale of business on a going concern basis- do not give, as provided by the Italian law, their consent to the transfer so releasing GCP from the obligation to pay them the TFR accrued up to June 30, 1996, Purchaser hereby acknowledges that it has to be the sole responsible for the payment of such TFR and consequently undertakes to keep harmless GCP from possible claims of any of the Employees in respect of the payment of TFR accrued up to June 30, 1996.

6.       ASSIGNMENT AND REVOCATION
6.1      None of the parties hereto shall:
         (a) transfer or assign this Agreement or their interest herein to pay any other party, except that a transfer to an affiliated party or related party is permitted hereby ; or
         (b) cancel, terminate or revoke this Agreement or any Agreement made in connection herewith.

7.       MISCELLANEOUS
7.1      Survival of Covenants
         The representations, warranties and covenants of the parties hereto shall survive the consummation of the transactions contemplated hereby without limitation.

7.2      Amendment and Waiver
         This Agreement may be amended only by a writing signed by the Sellers and Purchaser. Any provision of this Agreement may be waived if in writing signed by the party or parties affected.

7.3      Binding Effect
         This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective successors and any permitted assigns of their rights hereunder.

7.4      Counterparts
         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

               7.5 Language - Applicable Law The Laws of Italy shall govern the interpretation, validity and performance of this

         Agreement. This Agreement has been executed in an English text. If an Italian version is prepared, the English Language text shall prevail. In case of controversy on the meaning of the Agreement, the parties shall make reference to the English text in order to interpret the same.

7.6      Further Assurances
         Each  party  hereto  shall  do and  perform  or  cause  to be done  and performed all such further acts and things and shall execute and deliver all such other agreements, cerficates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of the Master Agreement and this Agreement and the consummation of the transactions contemplated hereby.

7.7      Arbitration
         Any dispute arising between the parties in connection with the validity, termination, interpretation or performance of this Agreement shall be submitted to the decision of a Panel of three (3) Arbitrators, which shall decide in accordance with the law ("in via rituale e secondo diritto"). To the ends of arbitration, the Sellers will constitute a sole party, as will the Purchaser. The party wishing to submit to Arbitration shall appoint its Arbitrator and give notice to the other party of its appointment. Within fifteen (15) days of receipt of this notice, the other party shall appoint its Arbitrator and shall give notice to the first party of its appointment. Within fifteen (15) days of the appointment of the second Arbitrator, the two Arbitrators so appointed shall agree upon the appointment of a third Arbitrator. If no agreement is reached, the third Arbitrator shall be appointed, upon application of the most diligent party, by the President of the Milan Court of Appeal. Similarly, if the party to whom the notice of the appointment of an Arbitrator has been given does not, in turn, appoint its Arbitrator, said Arbitrator shall also be appointed, together with the third Arbitrator, by the President of the Milan Court of Appeal, which will also provide for the substitution of any Arbitrator who dies or resigns. Arbitration shall be conducted in the Italian language and take place in Milan.

7.8      Notices
         All notices, in connection with this Agreement, shall be dated and in writing, delivered by personal delivery, by registered mail, telegram, telecopier or courier service to the address set forth below or such other address as such party may specify for the purpose by notice to the other. Each notice shall be effective when delivered at the following addresses:

         If to Purchaser:
         Breed Technologies, Inc.
         5300 Old Tampa Highway
         Lakeland, FL 33807-3050
         Attn..: Charles J. Speranzella Jr.
         Fax: 001 941 6686039

         with a copy to:
         Gallino Plasturgia S.r.l.

         c/o
         Attn. :
         Fax:

         If to Sellers:
         IAO Industrie Riunite S.p.A.
         Strada Torino, 23
         10092 Beinasco To
         Attn.:
         Fax:

         With a copy to:
         Bruno R. Pavia, Esq.
         PAVIA e ANSALDO
         Via dell'Annunciata, 7
         20121 Milan, Italy
         Fax: 02 653306

7.9      Legal and Other Expenses
         Each party hereto shall pay its legal and other expenses incurred in connection with this Agreement.

7.10     Captions
         The Article and Section captions used herein are for reference purpose only, and shall not in any way affect the meaning of interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day of the year first above written.

Breed Technologies, Inc.                       IAO Industrie Riunite S.p.A.
By                                             By

Gallino Plasturgia S.r.l.                     Gallino Componenti Plastici S.p.A.
By                                            By

                                              Carifin S.p.A.
                                              By
                                              Gruppo Plastico Industriale S.r.l.
                                              By
                                              Emilio Cazzaniga

                                              Macchi Arturo S.r.l.
                                              By


                                              Giovanni Rigamonti

                                    EXHIBIT 3
                                    AGREEMENT
by and between
IAO - Industrie Riunite S.p.A. having registered office in Beinasco ( To), Strada Torino 23, social capital Lit. 47,500,000,000 registered at the Turin Court n. 4770/86 Fiscal Code 05163550014 represented by its President Giovanni Rigamonti (hereinafter referred to as IAO); and GALLINO PLASTURGIA S.r.l., having registered office in Beinasco. Strada Torino 23, registered at the Turin Court n. 516615/1996 Fiscal Code 07102360018 represented by Bruno Pavia, its attorney in fact pursuant to a special power of attorney by means of Notaio Marocco deed dated June 28, 1996 (hereinafter referred to as GP)
                                            WHEREAS
- IAO is the owner of the trademark name GALLINO described in Exhibit 3 and duly registered (hereinafter referred to as the TRADEMARK); - GP is considering the purchase of the business, on a going concern basis, carried out by GALLINO COMPLEMENTI PLASTICI S.p.A., an Italian company controlled by IAO; - as a matter of fact GP already exploits without any consideration the TRADEMARK with the consent of IAO and now desires to purchase the ownership of the GALLINO trademark name, and IAO willing to sell such name; NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS

1.       PREAMBLE AND EXHIBITS

1.1      The preamble and exhibits are an essential part of this agreement.

2.       OBJECT

2.1 IAO sells and transfers to G.P. who accepts the full ownership of the TRADEMARK described in detail - also in respect of the existing intellectual property registrations - in the Exhibit 3 without restrictions and complete of all the rights and obligations pertinent to the same.

3.       CONSIDERATION

3.1 As consideration for the transfer of the TRADEMARK GP will pay to IAO the amount of one billion Lira (Lit. 1,000,000,000).
3.2 The payment of the above specified consideration is made simultaneously with the execution of this agreement. IAO acknowledges the receipt of the consideration and deliver to GP the relevant invoice.

4.       REPRESENTATIONS OF IAO

4.1 In addition to the contents of the Representations and Warranties Agreement attached as Exhibit 2 to the Master Agreement executed between, among others, the parties the same date hereof, IAO in connection with purchase contemplated herein, represents and states to have all right to use, sell and license the TRADEMARK. In particular the past use of the TRADEMARK by IAO and/or by GCP S.p.A. (or by any other entity being party of IAO's Group) has been conducted in due form and with the consent of all interested parties. IAO represents and state as well that there is not now asserted any charge, complaint or claim alleging that any of the entities using the TRADEMARK has infringed upon or has misappropriated any third party rights. IAO represents and state that no third party has interfered with, infringed upon or misappropriated any right on the TRADEMARK.

5.       OBLIGATIONS OF IAO

5.1 As of the execution of the present Agreement, IAO will immediately cease to use directly and/or indirectly under whatever firm - the TRADEMARK.
5.2 The parties expressly agree that G.P. maintains since the date hereof the possibility to fully exploit as the owner the TRADEMARK, irrespective to the time necessary to fulfil the steps referred to the amendments in the registration at the Italian or foreign public offices.

6.       CONDITION

6.1 Since the transfer of the TRADEMARK is to be considered as an element of the global transfer of GCP's business as a going concern as provided in the deed of sale attached as Exhibit 4 to the Master Agreement, the effectiveness of this agreement will be subject to the condition of the actual transfer of GCP's business to GP. If such a transfer is not fulfilled by July 2, 1996, the present agreement will be null and void as of the date hereof.

7.       COSTS AND TAXES

7.1      All procedures  and expenses  necessary to obtain the  registration  of
         this  Agreement  at  the  relevant   Italian  or  foreign  offices  are
         exclusively borne by GP.
7.2 Since the transfer is subject to VAT, this Agreement has to be registered "in misura fissa" in accordance with Article 40 D.P.R. 26/4/1986 n.131.
7.3      The parties ask to the Notary to keep this Agreement into his files.

8.       ARBITRATION

         Any dispute arising between the parties in connection with the validity, termination, interpretation or performance of this Agreement shall be submitted to the decision of a Panel of three (3) Arbitrators, which shall decide in accordance with the law ("in via rituale e secondo diritto"). The party wishing to submit to Arbitration shall appoint its Arbitrator and give notice to the other party of its appointment. Within fifteen (15) days of receipt of the notice, the other party shall appoint its Arbitrator and shall give notice to the first party of its appointment. Within fifteen (15) days of the appointment of the second Arbitrator, the two Arbitrators so appointed shall agree upon the appointment of a third Arbitrator, who will be the President of the Arbitration Panel. If no agreement is reached, the third Arbitrator shall be appointed, upon application of the most diligent party, by the President of the Milan Court of Appeal. Similarly, if the party to whom the notice of the appointment of an Arbitrator has been given does not, in turn, appoint its Arbitrator, said Arbitrator shall also be appointed, together with the third Arbitrator, by the President of the Milan Court of Appeal, which will also provide for the substitution of any Arbitrator who dies or resigns. Arbitration shall be conducted in the Italian language and take place in Milan.


                    IAO                                    GP

                                  - Exhibit A -


                      GALLINO TRADEMARK NAME REGISTRATIONS

                    - Italian Trademark "GALLINO", Granted to IAO, classes 11-12-17-20, dep. 10.18.72.Expiration date 9.07.2002.

                    - International Trademark "GALLINO",granted to IAO, classes 12-17, valid in : Austria, Benelux,Switzerland, Croatia, Czech Republic, Egypt, Spain, Liechtenstein, France, RTF, Morocco, Monaco, Portugal, Romania, Slovenia, S. Marino, Slovakia, Hungary, Yugoslavia; dep. 10.18.72, expiration date 10.18.2012.


                                    EXHIBIT 4
                DEED OF SALE OF BUSINESS ON A GOING CONCERN BASIS

                                     Between

                    - Gallino Componenti Plastici SpA, with registered office at Strada Torino 23, 10092 Beinasco, Torino, represented by Mr. Giovanni Rigamonti, (hereinafter the "Seller")

                                       and

                    - Gallino Plasturgia Srl, with registered office at Strada Torino 23, 10092 Beinasco, Torino, represented by Mr. Charles J. Speranzella, its sole director (hereinafter the "Purchaser")

                                      * * *

         DEFINITIONS
         In this Agreement and its Exhibits, the words and expressions which follow will have the following meanings:

                    A. "Business": the business of the Seller conducted in Rivalta, Nichelino, Renate, Copiano, San Benigno and Castello, Italy consisting in the design , manufacture and sale of steering wheels, instrument panels, consoles, interior trims, bumpers and exterior trims and other automotive parts and accessories;

         B.       "Liabilities"
                  (i) liabilities to Employees starting from the date hereof for severance pay ("TFR"), unpaid salaries, accruals and holidays not taken, other personnel liabilities as to "Tredicesima" and "Quattordicesima", matured debt towards INAIL all of which are listed in the Financial Statement as of May 31, 1996 attached as Exhibit "A" hereto;
                  (ii) the principal and interest accrued to date due to Cassa di Risparmio di Parma e Piacenta SpA pursuant to Loan Agreement entered into on September 12, 1994, as listed in Exhibit "A" hereto;
                  (iii) the sum representing the balance due on the purchase of machinery, title to which subject to a reservation of title, pursuant to the "Sabatini" Law, as well as the deferred credit of the contributions as listed in Exhibit "A" hereto;
                  (iv) the value for "fondo rischi e rinnovamento impianti" as agreed and shown in Exhibit A hereto.

         C.       Assets

                    (i) "Intellectual Property": the know-how used in the Business, as well as the design patents, patents, the value of which is shown under the item "Brevetti" in the Exhibit "A" hereto;

                    (ii) "Fixed Assets": the items of fixed assets such as machinery, equipment, tools, molds and tooling, vehicles and other chattels used in the Business as at April 1, 1996 the value of which is shown in Exhibit "A" hereto;

                    (iii) "Inventory": the inventory of raw materials, work in process and finished products, the value of which is shown in Exhibit "A" hereto;

                    (iv) "Goodwill" referred to the Business the value of which is shown in Exhibit "A" hereto;

                    (v) the other items of the assets listed together with the value relevant to in Exhibit "A" hereto.

         D.         "Agreements":   the  on-going   contracts,   leases  and
                    relationships entered into by Seller which relate to the Business;

         F. "Employee Agreements": employment agreements with the Employees;

         G. "Employees": the employees of the Seller at the date hereof as recorded in the registers as provided by the applicable law;

                                     WHEREAS
- Seller desires to sell and Purchaser desires to acquire the Business. Now, therefore, it is agreed as follows:

1.       SALE OF PART OF BUSINESS
1.1 The Seller hereby sells the Business to the Purchaser on the terms and conditions herein set forth. The Purchaser shall not succeed in any obligation, debt, account payable or receivable, asset or liability of Seller which is not specifically transferred to the Purchaser to this Agreement and listed in Exhibits "A" hereto.

2.       PRICE AND PAYMENT

2.1 The price for the purchase and the sale has been agreed to in accordance with the Financial Statement as of May 31, 1996 attached as Exhibit "A". The price shall be adjusted in accordance with the results of the audit of the adjustment categories set forth in 2.3 below.

2.2 All purchase price adjustments shall be completed no later than October 31,1996 and payments for the adjustments shall be made not later than November 15,1996 or fifteen days after mutual agreements on the adjustments if sooner than October 31, 1996.

2.3      Adjustments shall apply to the following:



                    A. INVENTORY to be determined in accordance with U.S. Generally Accepted Accounting Principles;



                    B. FIXED ASSETS additions for the month of June 1996 the value to be determined at cost;



                    C. PERSONNEL LIABILITIES (TFR, vacation, holiday) through June 30, 1996 as determined in accordance with Italian law;

                    D. ACCRUALS AND  PREPAYMENT OF INTERESTS on the assumed
                    LOAN and SABATINI LOANS through June 30, 1996: the value to be accrued in accordance with U.S. Generally Accepted Accounting Principles.

                    E. OTHER ASSETS totaling one billion nine hundred and twenty-nine million ninety one thousand two hundred and fifty-seven Lire (Lit.1,929,091,257) for employee advances, supplier advances and prepaid expenses as listed in Exhibit "A": will be determined in accordance with U.S. Generally Accepted Accounting Principles.


3        REPRESENTATIONS AND WARRANTIES
         The Seller represents and warrants to the Purchaser as follows:

3.1      Assets and Liabilities
         The fixed Assets are in good condition, unencumbered (apart for the Sabatini liens) and operate satisfactorily for the purpose to which they are used in the Business and there are no liabilities, except for the Liabilities.

3.2      Inventory

         The inventory of Products is in good and sellable or useable condition, valued on a FIFO basis, taking into account slow moving, obsolete or unusable or unsaleable products, raw materials, parts or work in progress. Tooling to be sold to customers shall be valued in accordance with the stage of completion method.

3.3      Agreements
         The Agreements are in full force and effect and have been duly performed by the Seller up to the date hereof.

3.4      Employees
         There are no employees of the Business except for the Employees as identified in the definition Employees hereinabove. The levels of employment and salaries of the Employees are in accordance with the duties actually performed and are in accordance with the provisions of the applicable national collective labor agreement. The Seller has duly performed all its obligations to the Employees for salary, social contributions, withholdings and other obligations relating to their employment up to the date hereof and there are no other liabilities to Employees except the liabilities listed in Exhibit "A".

3.5      Tax and Social Security Compliance
         The Seller has duly performed all its obligations of a tax and Social Security nature. The Seller has not received notice of assessments for taxes due nor are there pending before any judicial or administrative authority actions or proceedings relating to its tax or social security obligations.

3.6      Intellectual Property
         The Seller has full title to the patents and the know-how as referred in the definition "Intellectual Property" hereinabove and their use and transfer does not violate the rights of any third party.

4. Purchaser undertakes to use its best efforts to obtain within 120 days hereof the consent of the Unions and of each of the Employees as to the substitution of the Purchaser for the Seller as the sole responsible for the payment of TFR to the Employees. In the event such a consent is not obtained for all or part of the Employees, the Purchaser undertakes to keep harmless the Seller.

5.       NON COMPETITION
5.1 The Seller undertakes, pursuant to Art. 1381 C.C., not to compete, directly or through companies which are under its control or common control with its shareholders, for a period of 5 years from the date hereof with the Business.

6.       GENERAL PROVISIONS
6.1 Purchaser shall have access, through its duly authorized qualified representatives to all of the Seller's books of account, payroll and sales records, stock and other information relating to customers and suppliers, correspondence, files, whether on paper or in other form, which relate to the Business.

6.2 No modification of this agreement shall be valid unless it shall be in writing.

6.3 All notices provided for or permitted by this agreement shall be given -in addition to registered offices of the GCP and GP- also to the addresses hereafter set forth or to the addresses which may be hereafter given by notice in writing. Notices shall be sent to Charles
         J. Speranzella Jr., Breed Technologies Inc., 5300 Old Tampa Highway, Lakeland, Florida 33807-3050, fax 941 - 6686039 and to Bruno R. Pavia, Esq., Pavia e Ansaldo, Via dell'Annunciata 7, 20121 Milan, Italy.

6.4 All costs and expenses further hereto (including stamp tax, registration tax [principal and supplemental] and notarial fees) relating to the execution of this agreement shall be borne by the Purchaser.

          6.5 The civil and tax effects of this sale shall be from 00:01 hours on July 1, 1996.

          7.  ARBITRATION  7.1  Any  dispute  arising  between  the  parties  in connection with the validity, termination, interpretation or performance of this agreement shall be submitted to the decision of a Panel of three (3) Arbitrators, which shall decide in accordance with the law ("in via rituale e secondo diritto"). The party wishing to submit to arbitration shall appoint its arbitrator and give notice to the other party of its appointment. Within fifteen (15) days of receipt of this notice, the other party shall appoint its arbitrator and shall give notice to the first party of its appointment.

         Within fifteen (15) days of the appointment of the second arbitrator, the two arbitrators so appointed shall agree upon the appointment of a third arbitrator. If no agreement is reached, the third arbitrator shall be appointed, upon application of the most diligent party, by the president of the Milan Court of Appeal. Similarly, if the party to whom the notice of the appointment of an arbitrator has been given does not, in turn, appoint its arbitrator; said arbitrator shall also be appointed together with the third arbitrator by the President of the Milan Court of Appeal, which will also provide for the substitution of any arbitrator who dies, or resigns. Arbitration shall be conducted in the Italian language and take place in Milan.

Turin,   June 28, 1996


Gallino Componenti Plastici S.p.A.               Gallino Plasturgia S.r.l.
By                                                   By

                                    EXHIBIT 6

          Deed of Transfer - BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J. Speranzella Jr. (hereinafter referred to as BREED) on the one part and GALLINO COMPONENTI PLASTICI S.p.A., an Italian company represented by Mr. Giovanni Rigamonti (hereinafter referred to as GCP) on the other WHEREAS -GCP is the owner of 95,55% of the issued and outstanding capital of FAS S.p.A., a joint stock company incorporated and existing under laws of Italy, with registered office at Ferentino (Frosinone) having an issued and outstanding paid in capital of three billion three hundred and sixty-seven million Lire(Lit. 3,367,000,000), represented by three million three hundred thousand shares each of them of a par value of one thousand Lire (Lit. 1,000)(the Shares), (hereinafter referred to as FAS)

Now , therefore the parties hereby agree

1.       GCP sells to BREED the Shares of FAS and namely:

 SHAREHOLDER           SHARES           %OF CAPITAL                NOMINAL VALUE
 BREED               3,217,000             95,55%                  3,217,000,000

The SHARES are transferred today in Turin at the offices of Casa Risparmio Parma e Piacenza, through execution of the endorsement on the Shares certificates.

2.The SHARES are transferred at a price of ten billion, nine hundred eighty-seven million one hundred thousand Lire (Lit. 10,987,100,000). The price will be paid to the SELLER by BREED the date hereof of this Deed of Transfer at the pro-rata of their participation.

Turin,      July 1996




BREED EUROPEAN HOLDINGS LTD.





GALLINO COMPONENTI PLASTICI S.p.A.

                                    EXHIBIT 6

          Deed of Transfer - BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J. Speranzella Jr. (hereinafter referred to as BREED) -BREED TECHNOLOGIES Inc., a U.S. company represented by it's Executive Vice-President Charles J. Speranzella Jr. (hereinafter referred to as BTI) on the one part and EMILIO CAZZANIGA, an Italian citizen represented by his attorney-in-fact Mr. Ermanno Piana (hereinafter referred to as EC) on the other part
          WHEREAS -EC is the owner of 4,45% of the issued and outstanding capital of FAS S.p.A., a joint stock company incorporated and existing under laws of Italy, with registered office at Ferentino having an issued and outstanding paid in capital of three billion three hundred and sixty-seven million Lire(Lit. 3,367,000,000), represented by three million three hundred thousand shares each of them of a par value of one thousand Lire (Lit. 1,000)(the Shares), (hereinafter referred to as FAS)

Now , therefore the parties hereby agree

1.       EC sells to the PURCHASER the Shares of FAS and namely:

SHAREHOLDER           SHARES           %OF CAPITAL                 NOMINAL VALUE
BREED                 82660            2,45%                          82,660,000
BTI                   67340            2%                             67,340,000

The SHARES are transferred today at the offices of Notary A. Morocco, through execution of the endorsement on the Shares certificates.

2.The SHARES are transferred at a price of five hundred twelve million, nine hundred thousand Lire (Lit. 512,900,000). The price is paid to the SELLER by BREED and BTI the date hereof at the pro-rata of their participation.

Turin, 1 July, 1996


BREED EUROPEAN HOLDINGS LTD.


BREED TECHNOLOGIES INC


EMILIO CAZZANIGA

                                    EXHIBIT 6

          Deed of Transfer - BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J. Speranzella Jr. (hereinafter referred to as BREED) -BREED TECHNOLOGIES Inc., a U.S. company represented by it's Executive Vice-President Charles J. Speranzella Jr. (hereinafter referred to as BTI) and jointly referred to as PURCHASER on the one part and IAO Industrie Riunite S.p.A., an Italian company represented by Mr. Giovanni Rigamonti (hereinafter referred to as IAO) on the other WHEREAS - the seller is the owner of 100% of the issued and outstanding capital of IRON SUD S.p.A., a joint stock company incorporated and existing under the laws of Italy, with registered office at Limatola having an issued and outstanding paid in capital of two hundred billion and three hundred million Lire(Lit. 2,300,000,000), represented by two hundred and thirty thousand shares each of them of a par value of ten thousand Lire (Lit. 10,000)(the Shares), (hereinafter referred to as IRON)

Now , therefore the parties hereby agree

1.       IAO sells to the PURCHASER the Shares of IRON and namely:

 SHAREHOLDER         SHARES              %OF CAPITAL               NOMINAL VALUE
 BREED               225,400                98%                    2,254,000,000
 BTI                   4,600                2%                        46,000,000

The SHARES are transferred today at the offices of Notary A. Morocco, through execution of the endorsement on the Shares certificates.

2.The SHARES are transferred at a price of three billion four hundred million Lire (Lit. 3,400,000,000). The price will be paid to the SELLER by BREED and by BTI the date hereof at the pro-rata of their participation.

Turin, 1 July, 1996

BREED EUROPEAN HOLDINGS Ltd.

BREED TECHNOLOGIES Inc.


IAO Industrie Riunite S.p.A.

                                    EXHIBIT 7

Deed of Transfer - BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J. Speranzella Jr. (hereinafter referred to as BREED) -BREED TECHNOLOGIES Inc., a U.S. company represented by it's Executive Vice-President Charles J. Speranzella Jr. (hereinafter referred to as BTI) and jointly referred to as PURCHASER on the one part and GRUPPO PLASTICO INDUTRIALE S.r.l., an Italian company represented by Mr. Vittorio Maltempi (hereinafter referred to as GPI) on the other WHEREAS - GPI is the owner of 100% of the issued and outstanding capital of AG INTERNATIONAL S.r.l., a limited liability company incorporated and existing under the laws of Italy, with registered office at Torino, having an issued and outstanding paid in capital of eleven billion Lire(Lit. 11,000,000,000), represented by one quota the par value of which is Lit......(the Quota), (hereinafter referred to as AG INTERNATIONAL)

Now , therefore the parties hereby agree

1.       GPI sells to the PURCHASER the quota of AG INTERNATIONAL  and namely:

QUOTA HOLDER          QUOTA            %OF CAPITAL                NOMINAL VALUE
BREED                   1                  98%                   10,780,000,000
BTI                     2                   2%                      220,000,000

The QUOTA is transferred today at the offices of Notary A. Morocco, through execution of the Deed of Transfer, which will be authenticated by the Notary and filed in accordance with and for the purpose of Art.2479 of the Civil Code (as modified by Art.1 of Law No.310 of August 12,1993). The entry in the Register of quotaholders will take place within the terms set out in para.3 of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12,1993).

2.The QUOTA will be transferred at a price of fifteen billion five hundred million Lire (Lit. 15,500,000,000). The price will be paid to the SELLER by BREED and BTI the date hereof at the pro-rata of their participation.

3.Every cost and expense relating to the present Deed of Transfer, including stamp duties and fees relating to registration, are for the sole account of PURCHASER.

Turin, 1 July, 1996 BREED EUROPEAN HOLDINGS Ltd.

BREED TECHNOLOGIES Inc
GRUPO PLASTICO INDUSTRIALE S.r.l.

                                    EXHIBIT 7

                                Deed of Transfer
- BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J.Speranzella Jr. (hereinafter referred to as BREED)
                                                                 on the one part
                                       and
GALLINO COMPONENTI PLASTICI S.p.A., an Italian company represented by Giovanni
Rigamonti (hereinafter referred to as GCP)                   on the other
                                     WHEREAS
- GCP is the owner of 51% of the issued and outstanding capital of ARAS S.r.l.,a limited liability company incorporated and existing under the laws of Italy, with registered office at Giaveno having an issued and outstanding paid in capital of ninety million Lire(Lit. 90,000,000), represented by one quota the par value of which is Lit......(the Quota) (hereinafter referred to as ARAS)

Now , therefore the parties hereby agree

1.       GCP sells to the PURCHASER the quota of ARAS  and namely:

QUOTA HOLDER               QUOTA            %OF CAPITAL            NOMINAL VALUE
BREED                        1                   51%                 45,900,000

The QUOTA is transferred today at the offices of Notary A. Morocco, through execution of the Deed of Transfer, which will be authenticated by the Notary and filed in accordance with and for the purpose of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12,1993). The entry in the Register of quota holders will take place within the terms set out in para. 3 of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12, 1993).

2.The QUOTA will be transferred at a price of one hundred million Lire (Lit. 100,000,000). The price will be paid to the SELLER by BREED the date hereof.

3.Every cost and expense relating to the present Deed of Transfer, including stamp duties and fees relating to registration, are for the sole account of BREED.

Turin, 1 July, 1996

BREED EUROPEAN HOLDINGS Ltd.


GALLINO COMPONENTI PLASTICI  S.p.A.

                                    EXHIBIT 7

                                Deed of Transfer
-BREED TECHNOLOGIES Inc., a U.S. company represented by its Executive Vice-President Charles J. Speranzella Jr. (hereinafter referred to as BTI)
                                                                 on the one part
                                                  and
CARIFIN S.p.A., an Italian company represented by Giovanni Rigamonti
(hereinafter referred to as CARIFIN)                               on the other
                                            WHEREAS
- CARIFIN is the owner of 1% of the issued and outstanding capital of AUTO AVIO S.r.l., a limited liability company incorporated and existing under the laws of Italy, with registered office at Guardamiglio having an issued and outstanding paid in capital of ninety million Lire(Lit. 90,000,000), represented by one quota the par value of which is Lit......(the Quota) (hereinafter referred to as
AUTO AVIO)

Now , therefore the parties hereby agree

1.       CARIFIN sells to the PURCHASER the quota of AUTO AVIO  and namely:

QUOTA HOLDER               QUOTA            %OF CAPITAL            NOMINAL VALUE
BTI                         1                   1%                      900,000

The QUOTA is transferred today at the offices of Notary A. Morocco, through execution of the Deed of Transfer, which will be authenticated by the Notary and filed in accordance with and for the purpose of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12,1993). The entry in the Register of quotaholders will take place within the terms set out in para. 3 of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12, 1993).

2.The QUOTA will be  transferred at a price of one  million Lire
(Lit. 1,000,000). The price will be  paid to the SELLER by BTI the date hereof.

3.Every cost and expense relating to the present Deed of Transfer, including stamp duties and fees relating to registration, are for the sole account of BREED.

Turin, 1 July, 1996

BREED TECHNOLOGIES Inc.


CARIFIN  S.p.A.

                                    EXHIBIT 7

                                Deed of Transfer
- BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J.Speranzella Jr. (hereinafter referred to as BREED)
-BREED TECHNOLOGIES Inc., a U.S. company represented by it's Executive Vice-PresidentCharles J. Speranzella Jr. (hereinafter referred to as BTI)
                                                                 on the one part
                                                  and
GALLINO COMPONENTI PLASTICI S.p.A., an Italian company represented by Giovanni
Rigamonti. (hereinafter referred to as GCP)                   on the other
                                            WHEREAS
- GCP is the owner of 99% of the issued and outstanding capital of AUTO AVIO S.r.l., a limited liability company incorporated and existing under the laws of Italy, with registered office at Guardamiglio having an issued and outstanding paid in capital of ninety million Lire(Lit. 90,000,000), represented by one quota the par value of which is Lit......(the Quota) (hereinafter referred to as
AUTO AVIO)

Now , therefore the parties hereby agree

1.       GCP sells to the PURCHASER the quota of AUTO AVIO  and namely:

QUOTA HOLDER               QUOTA            %OF CAPITAL            NOMINAL VALUE
BREED                        1                 98%                    88,200,000
BTI                          1                  1%                       900,000

The QUOTA is transferred today at the offices of Notary A. Morocco, through execution of the Deed of Transfer, which will be authenticated by the Notary and filed in accordance with and for the purpose of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12,1993). The entry in the Register of quotaholders will take place within the terms set out in para. 3 of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12, 1993).

2.The QUOTA will be  transferred at a price of ninety-nine  million Lire
(Lit. 99,000,000). The price will be paid to the SELLER by BREED and BTI the date hereof at the pro-rata of their participation.

3.Every cost and expense relating to the present Deed of Transfer, including stamp duties and fees relating to registration, are for the sole account of PURCHASER.

Turin, 1 July, 1996 BREED EUROPEAN HOLDINGS Ltd.

BREED TECHNOLOGIES Inc.

GALLINO COMPONENTI PLASTICI S.p.A.

                                    EXHIBIT 7

                                Deed of Transfer
- BREED EUROPEAN HOLDINGS Ltd., a U.K. Company represented by its Director Charles J.Speranzella Jr. (hereinafter referred to as BREED)
-BREED TECHNOLOGIES INC., a U.S. company represented by it's Executive
 Vice-President Charles J. Speranzella Jr. (hereinafter referred to as BTI)
and jointly referred to as the PURCHASER                         on the one part
                                       and
GALLINO COMPONENTI PLASTICI S.p.A., an Italian company represented by Giovanni
Rigamonti. (hereinafter referred to as GCP)                   on the other
                                     WHEREAS
- GCP is the owner of 100% of the issued and outstanding capital of APCO S.r.l., a limited liability company incorporated and existing under the laws of Italy, with  registered  office at ........  having an issued and  outstanding  paid in
capital  of  eight  billion  one  hundred  million   Lire(Lit.   8,100,000,000),
represented  by one  quota  the par  value  of  which  is  Lit......(the  Quota)
(hereinafter referred to as APCO)

Now , therefore the parties hereby agree

1.       GCP sells to the PURCHASER the quota of APCO  and namely:

QUOTA HOLDER               QUOTA            %OF CAPITAL            NOMINAL VALUE
BREED                        1                 98%                7,938,000,000
BTI                          2                  2%                  162,000,000

The QUOTA is transferred today at the offices of Notary A. Morocco, through execution of the Deed of Transfer, which will be authenticated by the Notary and filed in accordance with and for the purpose of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12,1993). The entry in the Register of quota holders will take place within the terms set out in para. 3 of Art.2479 of the Civil Code (as modified by Art.1 of Law No. 310 of August 12, 1993).

2.The QUOTA will be transferred at a price of sixteen billion five hundred million Lire (Lit. 16,500,000,000). The price will be paid to the SELLER by BREED and by BTI the date hereof at the pro-rata of their participation.

3.Every cost and expense relating to the present Deed of Transfer, including stamp duties and fees relating to registration, are for the sole account of PURCHASER.

Turin, 1 July, 1996

BREED EUROPEAN HOLDINGS Ltd.
BREED TECHNOLOGIES Inc.
GALLINO COMPONENTI PLASTICI S.p.A.

CONSULTING SERVICES AGREEMENT
by and between
- IAO INDUSTRIE RIUNITE S.p.A., an Italian corporation having registered office at Strada Torino 23, Beinasco represented by Mr. Giovanni Rigamonti (hereinafter referred to as IAO)
                                                               - on the one part
     - GALLINO PLASTURGIA S.r.l., an Italian limited liability company having registered office at Strada Torino 23, Beinasco represented by Mr. Charles J. Speranzella Jr. (hereinafter referred to as GP); also on behalf of :
     - FAS S.p.A., an Italian corporation having registered office at via Asse Attrezzato 216 Ferentino (Frosinone), (hereinafter referred to as FAS);
     - AG INTERNATIONAL S.r.l., an Italian limited liability company having registered office at via Susa 35 Torino (hereinafter referred to as AG);
     - A.P.CO S.r.l., an Italian corporation having registered office at via della Riserva I tronco Anagni (Frosinone), (hereinafter referred to as A.P.CO);
                                                             - on the other part
                                     WHEREAS
- IAO and BREED TECHNOLOGIES INC., directly or through different entities parties of their respective group, have entered into agreements providing for the transfer from IAO Group to BREED TECHNOLOGIES Group of the Business carried out in the field of automotive parts supply; in connection with the above referred agreements arises the need for the Purchasers to obtain certain consulting services from the Sellers;

Now therefore, the parties agree as follows:

1.OBJECT

     1.1 IAO hereby undertakes to supply, directly or through a company being party of IAO Group designated by IAO, to GALLINO PLASTURGIA, FAS, AG, A.P.CO the following consulting services:
         -management services
         -technical advice
         -assistance in negotiations with major customers
         -advice on matters of taxation

1.2. The above mentioned consulting services will be rendered upon request of GP,FAS, AG, A.P.CO., or any of them. In any event it is expressly agreed that neither IAO nor its designees shall have authority to act on behalf of GP, FAS, AG, A.P.CO., - or of any of them - IAO agrees that it will not hold itself out to any third party as having any such authority except where such authority has been granted in writing.

2.TERM

     2.1 This agreement shall be effective starting from July 1, 1996 and will last for one year.

3.FEES AND COSTS

3.1 In consideration of the services to be rendered by IAO or by its designees, GP - directly or through FAS, AG, A.P.CO, shall pay to IAO a fee in the fixed amount of three billion eight hundred million Lire (Lit.3,800,000,000). Such amount will be payable in one installment at the date of expiration of the present agreement upon issuance of the relevant invoice/s by IAO. IAO will specify in the invoice the allocation of the payment in respect of the services rendered to GP, FAS, AG, A.P.CO..

4.CONFIDENTIALITY

4.1 IAO and/or its designees shall not at any time whether during the continuance of this agreement or at any time thereafter divulge to any third party whatsoever, except as insofar as may be necessary to do so in performance of its duties hereunder, the matters of a confidential nature which it receives by reason of the services rendered hereunder.

5.ARBITRATION

5.1 Any dispute arising between the parties in connection with the validity, termination, interpretation or performance of this agreement shall be submitted to the decision of a Panel of three (3) Arbitrators, which shall decide in accordance with the law ("in via rituale e secondo diritto"). To the ends of Arbitration, IAO and/or its designees will constitute a sole party as will GP, FAS, AG, A.P.CO. The party wishing to submit to arbitration shall appoint its arbitrator and give notice to the other party of its appointment.Within fifteen (15) days of receipt of this notice, the other party shall appoint its arbitrator and shall give notice to the first party of its appointment. Within fifteen (15) days of the appointment of the second arbitrator, the two arbitrators so appointed shall agree upon the appointment of a third arbitrator. If no agreement is reached , the third arbitrator shall be appointed , upon application of the most diligent party, by the president of the Milan Court of Appeal. Similarly, if the party to whom the notice of the appointment of an arbitrator has been given does not, in turn, appoint its arbitrator, said arbitrator shall also be appointed together with the third arbitrator by the President of the Milan Court of Appeal, which will also provide for the substitution of any arbitrator who dies or resigns. Arbitration shall be conducted in the Italian language and take place in Milan.


IAO INDUSTRIE RIUNITE S.p.A.

GALLINO PLASTURGIA S.r.l.
By

FAS S.p.A.
By

AG INTERNATIONAL S.r.l.
By

A.P.CO. S.r.l.
By


                                                                    , 1996


                  BREED TECHNOLOGIES INC.



                  We refer to the transaction under which through several agreements our company, directly or through entities being party of its Group, has transferred to your Group the business carried out by GALLINO COMPONENTI PLASTICI S.p.A.

                  By means of this letter we irrevocably confirm our undertaking to allow GALLINO PLASTURGIA S.r.l., transferee of the business previously carried out by GALLINO COMPONENTI PLASTICI, the use free of charge of the land and building located respectively in San Benigno, Via Chivasso, 120 and in Renate, Via Concordia, 55 as previously used by GALLINO COMPONENTI PLASTICI.

                  Such free use, for which no consideration has to be paid, will last until the due execution of the notarial deed of transfer for the real estates located in San Benigno and in Renate to be transferred and paid promptly upon IAO request.



                  IAO INDUSTRIE RIUNITE S.p.A.

                                                                    July 1, 1996


                  IAO INDUSTRIE RIUNITE S.p.A.
                  Strada Torino, 23'
                  Beinasco


     The undersigned Charles J. Speranzella as Executive Vice-President of Breed Technologies Inc. as well as Director of Breed European Holdings Limited taking into consideration as well the Certificate of Authority issued on June 21, 1996, undertakes to transfer or cause to be transferred within one year from the date of this letter the real property located in Rome owned by FAS to IAO INDUTRIE RIUNITE S.p.A. against payment of three billion eight hundred million Lire (Lit. 3,800,000,000). Such consideration shall be in complete satisfaction of the payment obligations under the Consulting Services Agreement of even date herewith. Charles J. Speranzella Jr. on behalf of BREED TECHNOLOGIES Inc. and BREED EUROPEAN HOLDINGS Ltd. does hereby waive any right to dispute the value of the services to be provided under said Consulting Services Agreement of even date. IAO undertakes to purchase the above mentioned real property and pay three billion eight hundred million Lire (Lit. 3,800,000,000) as and for the purchase price.


                                                          Charles J. Speranzella



                                     Agreed


                                                    IAO Industrie Riunite S.p.A.

                                                             Turin, July 1, 1996


                  The undersigned Giovanni Rigamonti and Charles J. Speranzella Jr. in connection with the Master Agreement and relevant exhibits thereto entered into on July 1, 1996 between BREED TECHNOLOGIES Inc. (directly of through entities of it's group) and IAO (directly or through entities of it's group), hereby acknowledge that the exhibits to the "Representations and Warranties Agreement" (exhibit 2 to the "Master Agreement") are not yet complete. The parties undertake to complete the exhibits to the "Representations and Warranties Agreement" before the end of the month of July 1996. The mentioned exhibit shall be prepared by IAO GROUP, subject to the agreement of BREED GROUP. In particular the undersigned acknowledge that the exhibit to be prepared shall not disclose new information which has a material adverse effect on the value of the assets, business and companies concerned.


Giovanni Rigamonti                                   Charles J. Speranzella Jr.